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                                                                    EXHIBIT 99.1

                      CONSO SPECIAL MEETING OF SHAREHOLDERS
                            ADJOURNED TO FEBRUARY 24

         UNION, SC, January 18, 2000/PRNewswire/ - Conso International Corporation (Nasdaq -NM: CNSO) announced today that its special meeting of shareholders to vote on its proposed acquisition by CIC Acquisition Co., which was convened today, has been adjourned to February 24, 2000.

         The meeting was adjourned to allow CIC Acquisition Co. additional time to obtain the debt financing necessary to complete the acquisition. In connection with the adjournment, Conso and CIC Acquisition Co. agreed to extend the deadline for completing the acquisition from January 31 to February 29, 2000.

         "As previously disclosed in the Proxy Statement for the meeting, our Merger Agreement with CIC Acquisition Co. is subject to a financing contingency," said J. Cary Findlay, Conso's Chairman and Chief Executive Officer. "We have been advised that, under current market conditions and the currently proposed debt structure, this contingency will not be met by the end of January, and that CIC Acquisition Co. needs additional time to make adjustments to its financing that will permit it to consummate the transaction promptly in accordance with the agreed terms. In light of this development, we thought it prudent to delay the shareholder vote on the transaction until we have the opportunity to better determine when the financing contingency will be met and whether any proposed adjustments in the financing structure would have any effect on our shareholders."

         "We are still hopeful that the transaction can be completed by the end of February in accordance with the terms approved by our Board and presented to our shareholders," said Findlay, "and accordingly our Board has agreed to extend the closing deadline to the end of February."

         As of the time the meeting was adjourned, proxies to be voted in favor of the proposed merger had been received from the holders of approximately 87% of the outstanding Conso shares, more than the 66 2/3 % required for approval. Less than 1% were to be voted against approval. Under the Merger Agreement, each share of Conso's common stock, other than a portion of the shares held by Mr. Findlay, would be converted into the right to receive $9.00 per share in cash upon the closing of the transaction. In accordance with South Carolina law, the record date for the adjourned meeting will continue to be December 3, 1999 and proxies previously submitted and not subsequently revoked will continue to be effective and will be voted as directed.

         The adjourned meeting will be held on February 24, 2000 beginning at 10:00 a.m. local time at the same place as the original meeting, the offices of Kennedy Covington Lobdell & Hickman, L.L.P., Bank of America Corporate Center, Suite 4200, 100 North Tryon Street, Charlotte, North Carolina.